Exhibit 99.1

BLUE COAT SYSTEMS RECEIVES NASDAQ NOTIFICATION RELATED TO

AUDIT COMMITTEE REQUIREMENT

SUNNYVALE, Calif., November 13, 2006 – Blue Coat® Systems, Inc. (Nasdaq: BCSI) today announced that on November 8, 2006 it received a notice from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4350(d)(2) because the Company’s audit committee is not currently comprised of three members, each of whom must be independent. The Company must fill the vacancy that arose due to the unfortunate passing of Jay Shiveley, who served as an independent director on the Company’s Board of Directors and as an audit committee member.

Nasdaq will provide the Company until the earlier of the next annual shareholders’ meeting or October 20, 2007 to regain compliance with this requirement. The Company and its Board of Directors are in the process of identifying a qualified member to fill the vacancy on the audit committee.

As a result of the Company’s noncompliance, Nasdaq will broadcast an indicator over its market data dissemination network noting the Company’s non-compliance on or about November 14, 2006. The presence of an indicator does not constitute a trading halt or delisting.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 30,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery market. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: Statements in this press release about Blue Coat’s listing status on the Nasdaq Stock Market, the vacancy on the audit committee and the Company’s ability to fill that vacancy are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the Company’s inability to comply with requirements imposed by

Nasdaq for continued listing; the Company’s inability to fill the vacancy on the Audit Committee on a timely basis; the inability of the Company to obtain a sufficient extension from Nasdaq to file its Form 10-K and Form 10-Q to avoid delisting; as well as other risks more fully described in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2006.

Media Contact:	Steve Schick	Investor Contact:	Carla Chun
	Blue Coat Systems		Blue Coat Systems
	steve.schick@bluecoat.com		carla.chun@bluecoat.com
	408-220-2076		408-220-2318